UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2007
______________________________________

Javelin Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32949	88-0471759

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

125 CambridgePark Drive, Cambridge, Massachusetts	02140

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 349-4500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

      On July 26, 2007, the Board of Directors (the “Board”) of Javelin Pharmaceuticals, Inc. (the “Company”) amended and restated the By-Laws of the Company, effective as of July 26, 2007. The information presented in this Item 5.03 includes a description of each of the material amendments to the By-Laws of the Company, as formerly in effect (the “Former By-Laws”). This description does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws of the Company (the “Amended By-Laws”), which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

  Special Meetings of the Stockholders: The Amended By-Laws provide that a special meeting of stockholders may only be called by a majority of the entire Board then in office or by the Chairman of the Board. The Former By-Laws provided that special meetings could also be called by stockholders owning at least a majority of the outstanding shares of stock entitled to vote at such meeting.
  Board Vacancies: The Amended By-Laws eliminated an inconsistency between the Company's By-Laws and its Certificate of Incorporation by clarifying that Board vacancies may only be filled by action of the Board.
  Indemnification: The Amended By-Laws require that the Company advance the expenses incurred by an indemnified person in defending any proceeding in advance of its final disposition, where legally permissible.
  Amendments: The Amended By-Laws provide that certain specified provisions may only be amended or altered by the affirmative vote of at least 80 percent of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, rather than a majority of such shares under the Former By-Laws.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated By-Laws of Javelin Pharmaceuticals, Inc. (amended and restated as of July 26, 2007)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.

By:	/s/ Daniel B. Carr, M.D.

Name:	Daniel B. Carr, M.D.
Title:	Chief Executive Officer

Dated: August 1, 2007

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws of Javelin Pharmaceuticals, Inc. (amended and restated as of July 26, 2007)